Exhibit 5.1


August 5, 1998

Brown Group, Inc.
8300 Maryland Avenue
St. Louis, Missouri  63105

Ladies and Gentlemen:

	  I am Vice President, General Counsel and Corporate Secretary of Brown Group, Inc. (the "Company") and, in such capacity am familiar with the Registration Statement on Form S-8 to which this opinion is filed as an exhibit (the "Registration Statement") which registers under the Securities Act of 1933, as amended, 1,575,000 shares of the Company's Common Stock, $3.75 par value per share (the "Shares") including 1,575,000 Common Stock Purchase Rights, which may be purchased pursuant to the Company's Stock Option and Restricted Stock Plan of 1994 (the "1994 Plan") and the Company's Stock Option and Restricted Stock Plan of 1998 (the "1998 Plan").

	  In rendering this opinion, I have examined such corporate records and other documents and made such legal investigation as I have deemed appropriate.

	  Based on the foregoing, I am of the opinion that, when issued in accordance with the provisions of the 1994 Plan and the 1998 Plan, the Shares (including the Common Stock Purchase Rights) will be legally issued, fully paid and non-assessable.

	  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving this consent, I do not admit that I am in the category of person whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

			      Very truly yours,


			      /s/ Robert D. Pickle
			      Vice President - General Counsel
			      Corporate Secretary